DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX GROUP CODE OF ETHICS

AND

POLICY STATEMENT ON INSIDER TRADING

Revised March 18, 2016

TABLE OF CONTENTS

PART 1—STATEMENT OF PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT	1
1.1 Compliance with Applicable Law.	2
1.2 Whistleblowing/Reporting Fraudulent, Illegal or Unethical Activity.	2
1.3 Anti-Money Laundering Policy.	3
1.4 Involvement in Criminal Matters or Investment-Related Civil Proceedings.	3
1.5 Confidentiality.	3
1.6 Consequences of Non-Compliance.	4

PART 2—PERSONAL TRADING POLICY	5
2.1 Who and What Is Covered by the Personal Trading Policy and How Does It Work?	5
2.2 Required Certifications and Disclosures.	5
2.3 Prior Approval (“Pre-Clearance”) of Securities Transactions.	7
2.4 Trading Restrictions.	9
2.5 Prohibited Transactions.	12
2.6 Independent Trustees.	13
2.7 Temporary Workers.	13

PART 3—CONFLICTS OF INTEREST	13
3.1 Conflicts Among Client Interests.	13
3.2 Competing with Client Trades.	14
3.3 Gifts and Business Entertainment.	15
3.4 Political and Charitable Contributions.	16
3.5 Service on a Board of Directors and Other Outside Activities.	16
3.6 Other Potential Conflicts.	17

PART 4—POLICY STATEMENT ON INSIDER TRADING	18
4.1 Insider Trading and Securities Fraud Enforcement Act.	18
4.2 Who May Be an Insider.	18
4.3 What is Inside Information?	19
4.4 What to Do if you Receive Inside Information.	19
4.5 Funds Advised by Dodge & Cox.	20

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PART 5—CONTINUING RESPONSIBILITIES AND COMPLIANCE EDUCATION PROGRAM	20

ANNEX A—DEFINITIONS	A-1
ANNEX B—CODE COMPLIANCE OFFICERS AND PRE-CLEARANCE OFFICERS	A-4
ANNEX C—SUMMARY OF RULES FOR PERSONAL TRADING	A-6

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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 1—STATEMENT OF PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT

Dodge & Cox and the series of Dodge & Cox Funds (the “Dodge & Cox Funds” or the “Funds”) (collectively, the “Dodge & Cox Group”) have adopted this Code of Ethics (the “Code”) and Policy Statement on Insider Trading (the “Insider Trading Policy”).1 The Code applies to all Access Persons (including directors, trustees, officers, employees and certain independent contractors of the Dodge & Cox Group).

The nature of our business places Access Persons in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. As an Access Person you must adhere to the following fiduciary principles:

1)	You have a duty at all times to place the interests of clients first;

2)	You must avoid taking inappropriate advantage of your positions;

3)	You must keep confidential all information concerning the identity of investment holdings and financial circumstances of clients;

4)	You must follow all procedures intended to maintain the independence of the firm’s investment decision-making process;

5)	You must conduct all personal Securities Transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility and in compliance with this Code, including all disclosure, certification and pre-clearance requirements; and

6)	Dodge & Cox Group’s reputation for honesty and integrity must be preserved.

Common conflicts of interest and policies intended to avoid those conflicts are discussed in more detail in Section 3 below. However, it is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any Access Person and the clients of Dodge & Cox. If there is any doubt in your mind as to whether or not a situation creates a possible conflict of interest, you should consult a Code Compliance Officer (listed in Annex B hereto) or the Chief Compliance Officer. Any information received in this connection will be held in strict confidence.

[1]

This document was adopted to comply with U.S. Securities and Exchange Commission rules under the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, industry practice and recommendations of the ICI Blue Ribbon Committee, and the CFA Institute and Investment Counsel Association of America.

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1.1	Compliance with Applicable Law.

You are required to comply with applicable law, including securities laws. You are expected to comply with the spirit, as well as the letter, of the law; if you are unsure as to how the law may apply, you should discuss with Legal. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any account managed by Dodge & Cox, including the Dodge & Cox Funds (such account, a “Client Account”):

1)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

2)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client, including by any misleading statement or omission; or to engage in any manipulative practice with respect to a client; or

3)	To engage in any manipulative practice with respect to securities, whether trading for a Dodge & Cox client or for your own account, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices.

An Access Person’s oral and written statements, including those made to clients, prospective clients, their representatives, or other media, should be professional, accurate and balanced.

In addition, privacy requirements, anti-money laundering requirements, and other laws and regulations imposed on investment companies and registered investment advisers are applicable to Access Persons. These requirements are covered in compliance bulletins in the Compliance Manual.

1.2	Whistleblowing/Reporting Fraudulent, Illegal or Unethical Activity.

If you suspect that fraudulent, illegal, or other unethical activity (including violations of the Code of Ethics) is occurring at Dodge & Cox, you should report the activity to your supervisor immediately. Supervisors who are notified of any such activity must immediately report it to a Code Compliance Officer. Anyone who does not feel comfortable reporting this activity to the relevant supervisor may instead contact a Code Compliance Officer. No Dodge & Cox employee shall take any disciplinary or retaliatory action against any individual for acting in good faith, reporting, or causing to be reported, violations of the Code or fraudulent, illegal, or unethical activity occurring at Dodge & Cox (or for assisting in an authorized investigation of such activity), whether such reporting is internal or involves any federal government agency, as described below. This prohibition against disciplinary action does not extend to disciplinary action for self-reported violations. In addition, compliance is required with Dodge & Cox’s Anti-Corruption Policy (Compliance Bulletin 4), including the obligation to report internally any violation of the Anti-Corruption Policy.

Dodge & Cox has established the following telephone and email hotlines for reporting of fraudulent, illegal or unethical activities:

Telephone: 415-274-9730

Email: Whistleblowers@dodgeandcox.com

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See also the Dodge & Cox Funds “Whistleblowing” Procedures for Submitting Accounting Concerns (Compliance Bulletin 44).

Notwithstanding the foregoing, nothing in this Code of Ethics or any employment agreement with Dodge & Cox prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC at the Office of the Whistleblower, Congress or any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Dodge & Cox to make such reports or disclosures and you are not required to notify the firm if you make such reports or disclosures.

SEC Office of the Whistleblower Telephone: (202) 551-4790

1.3	Anti-Money Laundering Policy.

You may not engage in any money laundering activity or facilitate any money laundering activity through the use of any Client Account. Any situations giving rise to a suspicion that attempted money laundering may be occurring in any account must be reported immediately to the Access Person’s supervisor. Supervisors who are notified of such a suspicion of money laundering activity must immediately report it in writing to the Anti-Money Laundering Compliance Officer or a Code Compliance Officer. Please see the Dodge & Cox Funds Anti-Money Laundering Program (Compliance Bulletin 28) for further information.

1.4	Involvement in Criminal Matters or Investment-Related Civil Proceedings.

You must notify the Compliance Department, as soon as reasonably practical, if you are arrested, arraigned, indicted, or plead no contest to any criminal offense (other than minor traffic or similar violations), or if you are named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

1.5	Confidentiality.

It is a basic fiduciary premise that information concerning the identity of security holdings and financial circumstances of clients is confidential.

Dodge & Cox (and all Access Persons) must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings and any material non-public information regarding a client. Advice furnished to any client by Dodge & Cox, along with information about Securities Transactions under consideration or Dodge & Cox trading strategies is also considered confidential. Confidential information may be disclosed only to the extent required to effectuate transactions for the Client or for another legitimate business purpose. Dodge & Cox may seek the protection of a formal non-disclosure agreement before disclosing client confidential information to any third party, even for a legitimate business person. See the Compliance Bulletin regarding Client Confidentiality (Compliance Bulletin 10) and the Dodge & Cox and Dodge & Cox Funds Policy Statement on Privacy Issues and Compliance with Regulations S-P and S-AM (Compliance Bulletin 38).

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Rules governing the timing of Dodge & Cox’s disclosure of Fund or portfolio holdings to clients, consultants, or prospective clients upon request are covered by the Policy Regarding Disclosure of Portfolio Holdings and Other Information (Compliance Bulletin 20).

1.6	Consequences of Non-Compliance.

Compliance with the letter and intent of the Code and Policy Statement on Insider Trading is essential. Any violation of the Code or Policy Statement on Insider Trading, including engaging in a prohibited Securities Transaction or failing to pre-clear Securities Transactions or to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

However, not every violation of the Code is necessarily a violation of the law or the Dodge & Cox Group’s Policy Statement on Insider Trading. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Policy Statement on Insider Trading will be referred to a Code Compliance Officer and the Chief Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law, the Code, or the Policy Statement on Insider Trading, but which taken together demonstrate a lack of respect for the law and/or the Dodge & Cox Group’s Code and Policy Statement on Insider Trading, may result in the imposition of sanctions, which may include termination of employment. A violation of the Code resulting in a material violation of the law will be severely sanctioned, with disciplinary action that may include, but not necessarily be limited to, disgorgement of profits, termination of employment, or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

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PART 2—PERSONAL TRADING POLICY

See Annex A for Definitions.

You are encouraged to choose investments for your Personal Accounts in keeping with a long-term investment horizon. Dodge & Cox strongly discourages short-term trading. You should manage your personal investments in such a manner that overseeing those investments does not distract you from your job responsibilities.

This section describes the firm’s policies relating to personal investing and trading. First, it identifies people and accounts that are covered by the Code. Second, it explains certain disclosure and periodic certification requirements relating to Reportable Accounts. Third, it sets forth the types of investments for which you must obtain prior approval (“pre-clearance”). Finally, it describes transactions and practices that are prohibited or restricted under certain circumstances because they create an apparent or actual conflict of interest.

2.1	Who and What Is Covered by the Personal Trading Policy and How Does It Work?

The Personal Trading Policy covers all Access Persons and all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest or any direct or indirect influence or control. Accounts and Securities Transaction by or for the account of your spouse or any other Immediate Family member who has lived in your home for six or more months out of a recent twelve-month period are covered by and subject to the Code. Personal Accounts and Securities Transactions in which you have any Beneficial Interest are also subject to the Code, including disclosure, reporting and pre-clearance requirements. For example, if you invest in a corporation or other entity that invests in Reportable Securities, that entity’s Securities Transactions are considered yours if you control the entity or have or share control over its investments. Similarly, Securities Transactions of a trust or foundation of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. If it is not clear whether a particular account or Securities Transaction is covered, please ask a Code Compliance Officer for guidance.

Certain Personal Accounts and Reportable Securities, as described below, are not subject to all of the requirements of the Personal Trading Policy—however, unless you are certain that an account or transaction is exempt, you should discuss your situation with a Code Compliance Officer or assume it is required to be disclosed and pre-cleared. For example, Independent Fund Trustees, while considered Access Persons of the Dodge & Cox Funds, are exempt from certain requirements under the Personal Trading Policy—those exemptions are discussed further in Section 2.6.

2.2	Required Certifications and Disclosures.

In order to monitor compliance with the Code and various regulatory requirements, the Compliance Department must receive periodic information about all Reportable Accounts, holdings in Reportable Securities, and reportable Securities Transactions. Therefore, Access Persons other than Independent Fund Trustees are required to provide to the Compliance

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Department, on a timely basis, copies of confirmations of all reportable Securities Transactions and/or copies of statements for all Reportable Accounts. This requirement can be satisfied if your broker provides electronic trade confirmations and statements directly to Dodge & Cox. Statements from employer retirement (other than Dodge & Cox) or stock option plans for Reportable Securities must also be provided.

If you have an account over which a professional money manager (who is not covered by the Code) exercises sole discretion, you must disclose the existence of this account and arrange for quarterly statements to be submitted to the Compliance Department, but you do not need to pre-clear or make certifications (as described below) with respect to Securities Transactions in this account. Before concluding that a Personal Account is non-discretionary, you will need to submit a “Professionally Managed Account Request Form” (found on the Compliance SharePoint site) to a Code Compliance Officer along with the appropriate supporting documentation (e.g., a copy of the managed account agreement) for approval. Thereafter, you may not provide any investment-related instructions to the account’s discretionary manager. Providing such information would render the account discretionary under the Code and you would be required to comply with all pre-clearance and reporting requirements of the Code going forward.

All Securities Transactions and holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests for information from government agencies.

(a)	Disclosure and Certification of Reportable Accounts and Holdings.

Within ten (10) days of joining the firm or otherwise becoming an Access Person, you must provide the Compliance Department with information about your current Reportable Accounts and holdings in Reportable Securities, including for each Reportable Account a recent brokerage or custodian statement issued by a broker/dealer or bank reflecting holdings in Reportable Securities as of your start date (or the date you became an Access Person). Initial holdings reports must also include any holdings of the Dodge & Cox Funds.

Thereafter, within ten (10) days of opening a new Reportable Account with a registered broker/dealer or a bank, and prior to commencing trading in the account, you must:

•	Notify the Compliance Department, in writing, by completing Schedule A (a link to the form is on the home page of the Dodge & Cox SharePoint site);

•	Notify the institution with which the account is opened of your association with Dodge & Cox and request that the institution send to the attention of the Compliance Department at Dodge & Cox, duplicate copies of trade confirmations and statements for all Securities Transactions (the Compliance Department will provide assistance with this process).

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For any account or security that becomes a Reportable Account or Reportable Security (for example, the account of a new spouse or domestic partner), you must also comply within ten (10) days with the conditions above.

All new brokerage accounts must be opened with one of the following brokers:

BFDS (D&C Funds)	Fidelity	Vanguard
Charles Schwab	Scottrade	Wells Fargo Investments
E*Trade	TD Ameritrade

Exceptions to the above may be granted in limited circumstances and require the Access Person to complete a Broker Exception Form found on the Compliance SharePoint site and submit the form to Compliance.

You must complete an initial Code of Ethics certification in the Code of Ethics System no later than ten (10) days after becoming an Access Person, confirming that you have disclosed all Reportable Accounts and holdings in Reportable Securities. Thereafter, you must certify through the Code of Ethics System no later than thirty (30) days after the end of each quarter that all Reportable Accounts and holdings in Reportable Securities covered under the Code have been reported. It is your responsibility to ensure that the information contained in your certifications is complete and accurate.

(b)	Disclosure and Certification of Reportable Transactions.

You are required to separately report and certify your reportable Securities Transactions within thirty (30) calendar days after the end of each calendar quarter. Such information is typically contained in a brokerage account statement or is received in an electronic format from the broker. Each Access Person is responsible for ensuring that all reportable Securities Transactions are included in the quarterly certification of transactions.

Transactions effected pursuant to an automatic investment plan (including dividend reinvestments) or corporate actions that are applicable to all similar security holders (including stock splits, stock dividends, mergers, and tender offers) are not required to be reported on your quarterly transaction report.

Transactions in securities in accounts over which the Access Person has no direct or indirect influence or control are not required to be reported on your quarterly transaction report.

2.3	Prior Approval (“Pre-Clearance”) of Securities Transactions.

The pre-clearance process and related restrictions seek to prevent insider trading and other types of prohibited transactions and improper trading behavior described in the Code, reduce conflicts of interest and ensure that our clients have first access to our investment ideas. Pre-clearance requirements do not apply to any Personal Account managed by Dodge & Cox.

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(a)	What Securities Transactions Need to Be Pre-Cleared?

Generally speaking, all Securities Transactions in Reportable Securities must be pre-cleared and reported, except for those specifically mentioned in item 2.3(b) below and exempt securities specifically mentioned in Annex A. A non-exhaustive list of security types requiring pre-clearance and reporting are listed below:

•	Common Stocks

•	Corporate Bonds

•	Employer stock options prior to being exercised

•	Preferred Stock

•	Private Placements

•	Closed-End Funds

•	Partnerships (excluding real estate partnerships formed for the sole purpose of purchasing residential real estate)

•	Gifts of securities in all security types that require pre-clearance

•	Discretionary sales of securities in an employer-sponsored retirement plan or an employee stock ownership plan in all Reportable Security types that require pre-clearance

•	Initial investment in non-profit micro finance or lending cooperative companies such as Kiva, Microplace, Lending Club, or other such companies

(b)	What Securities Transactions Are Not Required to Be Pre-Cleared but Must Be Reported on a Transaction Report?

•	Purchases, sales, and gifts of Exchange Traded Funds (ETFs)

•	Purchases, sales, and gifts of Broad-based Index Futures, Forwards, and Options (including futures and options on ETFs that invest in broad-based indices)

•	Purchases, sales, and gifts of Dodge & Cox Funds (including UGMA/UTMA account Securities Transactions)

•	Gifts of Reportable Securities received by an Access Person

•	Margin Calls—sales out of a brokerage account as a result of a bona fide margin call, provided that withdrawal of collateral by the Access Person within the ten (10) days prior to the margin call was not a contributing factor to the margin call

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(c)	How Do I Pre-Clear a Trade and How Long Does Pre-Clearance Last?

All trades with the exception of partnerships, private placements, and limited offerings must be submitted through the Code of Ethics System. A link to the Code of Ethics System is on the home page of the Dodge & Cox SharePoint site.

In the case of partnerships, private placements and limited offerings, you must complete Schedule C: Checklist for Investments in Partnerships and Securities Issued in Private Placements. A link to Schedule C is on the Compliance SharePoint site.

With the exception of gifts and certain limit orders as described below, pre-clearance expires on the same day it is obtained (the approval is valid until the U.S. markets close). However, trades in Reportable Securities listed on Asian or European stock exchanges may be executed within one business day after pre-clearance is obtained. If you have not executed your Securities Transaction within this period, you must submit your pre-clearance request again. A pre-clearance request may be extended in special circumstances.

2.4	Trading Restrictions.

This section provides guidance as to certain types of Securities Transactions for which you may not receive approval. However, the Compliance Department may deny any personal trade request that may create a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

(a)	Purchases.

Requests to purchase securities will generally be denied if: (a) the Reportable Security is under active consideration; (b) the Reportable Security has been on the buy list for less than seven (7) days; or (c) there is an open order for the Reportable Security on the trading desk.

(b)	Sales.

Requests to sell a Reportable Security will generally be denied if the Reportable Security is held by one or more of the Dodge & Cox Funds (a “Widely Held Security”). Access Persons may execute one de minimis sale transaction2 of a Widely Held Security (per issuer) per calendar month, so long as the Reportable Security is not on the Restricted List3 and there are no other conflicts. De minimis trading will be monitored for patterns suggesting inappropriate intent. If Dodge & Cox is selling a position in a Reportable Security, Access Persons will also be permitted to sell once Dodge & Cox’s order is complete. If Dodge & Cox is trimming a position, Access Persons will be permitted to reduce their personal positions by up to 25% during the 90-day period following the completion date of the trim.

[2]	A “de minimis” sale transaction is a sale of the lesser of 500 shares or $50,000 in a single day.
[3]	The Restricted List is maintained by the Compliance Department and includes any security in which Dodge & Cox is restricted from trading because it possesses material non-public information.

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If you or an Immediate Family member living in your household have a significant position in stock of a public company received as part of a current or former compensation package, you may be permitted to sell shares of the company for diversification purposes, even if the company is a Widely Held Security. Such situations must be approved by a Code Compliance Officer and a Pre-Clearance Officer prior to execution and there should be no other conflicts for the Reportable Security.

(c)	Charitable Gifts.

Subject to pre-clearance, Access Persons may generally gift securities to a recognized “501(c)(3)” charity. The pre-clearance request for a gift must be submitted before the order is submitted to the broker. Donor-advised funds are not considered Reportable Accounts under the Code.

(d)	Limit Orders and “Good until Canceled” Orders.

You are prohibited from placing a limit order (other than a “same day” limit order) for Reportable Securities with a market cap above $3 Billion. You are permitted to place limit orders for closed-end funds. Independent Fund Trustees are not subject to this restriction.

(e)	Short-Term Trading.

Except as described below, you cannot engage in short-term securities trading at a profit. Short-term trading is defined as the purchase and sale (or the sale and subsequent repurchase) of the same (or an equivalent) Reportable Security within sixty (60) calendar days at a profit, using the last in, first out (LIFO) methodology. If you violate this restriction, you may be required to disgorge all profits from these short-term trading Securities Transactions to Dodge & Cox for the benefit of the affected Funds or other clients, or to a charity approved by Dodge & Cox. The short-term trading restriction does not apply to securities exempt from the Code’s pre-clearance requirements. Automatic investment plans, automatic withdrawal plans, and professionally managed accounts are not subject to this short-term trading restriction. Additionally, investments in options contracts (to the extent such investments are permitted) will generally be exempt from the short-term trading restriction.

While your investments in Dodge & Cox Fund shares are not subject to the 60- day short term trading restriction, they are subject to the Funds’ policies against excessive trading, applicable to all Dodge & Cox Fund shareholders as disclosed in the Fund’s current prospectus.

You are permitted to engage in short-term trades that result in a loss provided that all other provisions of the Code are satisfied. In addition, you may be permitted to engage in short-term trades designed to realize gains or losses for tax purposes (i.e., double ups). Double ups are an investing strategy that allow a person to realize a gain or loss on a specific investment. Double ups are required to realize gains or losses on Widely Held Securities. For all other investments, double ups are only required to realize gains.

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•	To realize a gain: You must double up. When pre-clearing the buy transaction, you must indicate that the purchase is for tax purposes and you intend to sell the shares to realize a gain. The pre-clearance request for the sale transaction should be submitted immediately after the buy. Both the buy and the sale transaction should be completed on the same day when realizing a gain.

•	To realize a loss: When pre-clearing the buy transaction, you must indicate that the purchase is for tax purposes and that you intend to sell after 31 days. When pre-clearing the sale transaction, you must indicate that the sale is to realize a loss for tax purposes. The date of the corresponding buy transaction should also be noted.

After the transactions, your final holdings should be the same as, or very close to your original holdings; and all other provisions of the Code must be satisfied, including applicable pre-clearance requirements.

(f)	Interests in Partnerships, Limited Offerings4/Private Placements.

You cannot acquire limited partnership interests or private placements unless you obtain prior approval from a Pre-Clearance Officer and Code Compliance Officer. Limited partnerships or limited liability companies formed for the sole purpose of purchasing residential real estate do not require pre-approval and are not required to be reported. Once the investment is approved, additional capital contributions are not required to be pre-cleared or reported unless there has been a material change in the nature of the business or you are being asked to approve a specific investment. Under normal circumstances, investments with short-term investment horizons are discouraged. Independent Fund Trustees are not subject to this restriction.

(g)	Short-Selling.

You are prohibited from selling any Reportable Security that you do not own or otherwise engaging in “short-selling” activities. Independent Fund Trustees are not subject to this restriction.

(h)	Forwards, Futures, Options and Warrants.

Investing in forward contracts, futures contracts, options, and warrants is not permitted, other than the following:

•	You are permitted to enter into, acquire, or sell currency forwards and futures contracts and U.S. Treasury forwards and futures contracts.

•	You are also permitted to purchase and sell futures, forwards and options that track a broad-based index (including futures, forwards and options on ETFs that track broad-based indices).

[4]	An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933.

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•	For any rights or warrants received as part of a corporate action, you are permitted to exercise or sell the rights or warrants, subject to pre-clearance rules.

Independent Fund Trustees are not subject to the restrictions listed above.

2.5	Prohibited Transactions.

The Code prohibits the following types of practices:

(a)	Front-running: Trading Ahead of a Fund or Client.

You may not front-run any trade of a Fund or Client Account. The term “front-run” means trading on the basis of non-public information regarding a contemplated Securities Transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a Reportable Security if you intend, or know of the Dodge & Cox Group’s intention, to purchase that Reportable Security or a related Reportable Security on behalf of a Fund or client or (ii) sell a Reportable Security if you intend, or know the Dodge & Cox Group’s intention, to sell that Reportable Security or a related Reportable Security on behalf of a Fund or client. In addition to other penalties that might apply, you will be required to disgorge any profits on front-running Securities Transactions to the Dodge & Cox Group for the benefit of the affected Funds or other clients or, to the extent that the Funds or other clients were not materially affected, to a charity approved by Dodge & Cox.

(b)	Scalping or Trading Parallel to a Fund or Client Account.

You may not purchase a Reportable Security with the intention of recommending that the Reportable Security be purchased for a Fund or Client Account in a manner that results in a profit for you. You may not buy a Reportable Security if you know that the same or a related Reportable Security is being bought by a Fund or Client Account, or sell a Reportable Security if you know that the same or a related Reportable Security is being sold by a Fund or Client Account.

(c)	Securities Sold in an Initial Public Offering.

You may not buy Reportable Securities in any initial public offering or a secondary offering by an issuer. Independent Fund Trustees are not subject to this restriction.

(d)	Hedge Funds and Investment Clubs.

Investments in hedge funds and investment clubs are generally not permitted. Independent Fund Trustees are not subject to this restriction.

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(e)	Large Positions in Registered Investment Companies.

You may not own five percent or more (aggregating all Personal Accounts) of the outstanding voting securities of any registered investment company, including the Dodge & Cox Funds. This prohibition does not apply to money market funds or to pre-approved positions in the Dodge & Cox Worldwide Funds. This prohibition does not apply to Independent Fund Trustees.

2.6	Independent Fund Trustees.

Independent Fund Trustees, while considered Access Persons of the Dodge & Cox Funds, generally do not receive or have access to current information regarding the purchase or sale of Reportable Securities by a Fund. Accordingly, they are exempt from most requirements under the Code relating to personal trading, including pre-clearance and periodic reporting and certification requirements. However, if an Independent Fund Trustee executes a Securities Transaction in a Personal Account knowing that the Reportable Security in question was purchased or sold or under consideration for purchase or sale by a Fund during the 15-day period before or after the Securities Transaction, the Independent Fund Trustee must notify the Funds’ Chief Compliance Officer and will be required to make a quarterly certification with respect to his or her Personal Accounts for the quarter in question.

2.7	Temporary Workers.

Temporary Workers, while generally considered Access Persons, are also exempt from certain provisions of the Code that do not relate to Securities Transactions. Specifically, Temporary Workers are exempt from the following Parts of the Code: Section 3.3 and the requirement to report an Immediate Family member employed by a brokerage firm.

PART 3—CONFLICTS OF INTEREST

As a fiduciary, Dodge & Cox has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, Dodge & Cox encourages Access Persons to try to avoid situations that have even the appearance of conflict or impropriety.

As a general matter, you should never knowingly engage in any investment or other activity—whether or not specified in this Code—in which you have a financial interest adverse to the Dodge & Cox Group or Client Accounts, or which has the appearance of creating a conflict of interest with the Dodge & Cox Group or Client Accounts or a financial benefit to the you due to your relationship with the Dodge & Cox Group.

3.1	Conflicts among Client Interests.

Conflicts of interest may arise where Dodge & Cox or Access Persons have reason to favor the interests of one client over another client (e.g., funds in which an Access Person has invested, Client Accounts that pay higher fees or accounts of family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

3.2	Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered Securities Transactions for Client Accounts to profit personally, directly or indirectly, as a result of such Securities Transactions, including by purchasing or selling such Reportable Securities. The policies and procedures described in Part 2 – Personal Trading are intended to help avoid these types of conflicts.

If you are a research analyst or portfolio manager, you are required to disclose if you or any Immediate Family member sharing the same household has a Beneficial Interest in a Reportable Security that you are recommending for purchase or sale by a Fund or Client Account. This disclosure must be in writing and made before or simultaneously with your recommendation (disclosures are required in all research reports and presentation decks delivered to sector and policy committees). In addition to the disclosure of Beneficial Interest, the Code prohibits investment personnel from recommending, implementing, or considering any Securities Transaction for a client without having disclosed any other material business or personal relationship, or other material interest in the issuer or its affiliates, to a Code Compliance Officer. If the disclosed interest is deemed to present a material conflict, the investment personnel may not participate in any decision-making process regarding the Reportable Securities of that issuer. If you are unsure whether a relationship constitutes a conflict, you should err on the side of raising it for consideration. A research analyst with a material conflict based on his or her interest in an issuer may not cover that issuer.

A portfolio manager or a research analyst may not fail to timely recommend a Suitable Security5 to, or purchase or sell a Suitable Security for, a Fund or client in order to avoid an actual or apparent conflict with a personal Securities Transaction in that Security. Before purchasing any Suitable Security, a portfolio manager or research analyst has an affirmative duty to provide to Dodge & Cox any material, public information in his or her possession that comes from the company about the Suitable Security.

If an investment opportunity is brought to an Access Person in his/her capacity as an employee or Temporary Worker of Dodge & Cox, he or she must consult with Compliance before entering into the Securities Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

[5]	Suitable securities are securities that are eligible for purchase or sale by Client Accounts or Funds (i.e., U.S. or non-U.S. issuers with market caps above $3 Billion) and Widely Held Securities.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

3.3	Gifts and Business Entertainment.

(a)	General.

A conflict of interest may arise when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Dodge & Cox and its clients. The overriding principle is that Access Persons should not accept or solicit anything of value that is intended or designed to cause, or would be reasonably judged to have the likely effect of causing, such Access Person to act in a manner that is inconsistent with the best interest of Dodge & Cox clients. Similarly, Access Persons should not directly (or indirectly) offer (or pay for) gifts, favors, entertainment, or anything of value that could be viewed as excessive or aimed at influencing decision-making or making a client or potential client (including a U.S. or foreign government official) feel obligated to the firm. Additionally, you may not give or receive cash gifts. This section should be construed in accordance with, and all actions taken pursuant refer to Dodge & Cox’s Anti-Corruption Policy, the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of giving or keeping a gift or attending an event, please see a member of the Legal or Compliance Department named in the Annex.

(b)	Gifts.

Any Access Person who receives a non-perishable gift worth more than a nominal value ($50 or more) in connection with his or her employment at or work with Dodge & Cox from any broker/dealer, consultant, bank, corporation, or other supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate, shall promptly turn over the gift to the Legal Department. Similarly, no Access Person may give or offer any gift of material value, directly or indirectly, to the persons or entities named above, including government officials and employees of state-owned enterprises as defined in Dodge & Cox’s Anti-Corruption Policy. Gifts of tickets to sporting and other events are discussed separately below.

Regardless of the value of the gift, you may not give a gift in direct exchange or as an inducement for business or some other improper benefit or advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise.

The gift policy does not apply to personal gifts that Access Persons may receive from or give to friends or acquaintances who happen to work in the financial services business, provided the gift is based on your personal relationship and is not made in connection with the Access Person’s employment at or work with Dodge & Cox.

Please see a member of the Legal or Compliance Department named in the Annex if you have any question about keeping a gift you receive or giving a gift.

(c)	Business Entertainment.

The term “business entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity, or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event. “Lavish or extensive” business entertainment, while not bound by a specific dollar limit, includes entertainment that would likely cause an Access Person to feel compelled to act in a manner inconsistent with the best interest of Dodge & Cox and its clients.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

You may not accept any lavish or extensive business entertainment from any broker/dealer, consultant, bank, corporation, or supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate. Similarly, you may not give or offer any lavish or extensive business entertainment to the persons or entities named above, including government officials and employees of state-owned enterprises as defined in Dodge & Cox’s Anti-Corruption Policy. Regardless of the value of the entertainment, you may not entertain someone in direct exchange or as an inducement for business or some other improper benefit or advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise. In addition, certain types of entertainment are never permitted, including any form of entertainment in violation of applicable local laws. All business entertainment must be in accordance with this policy as well as Dodge & Cox’s Anti-Corruption Policy.

From time to time, Access Persons are offered complimentary tickets to sporting and other events, primarily by broker/dealers or vendors with whom Dodge & Cox does business. Complimentary tickets that do not constitute “lavish or extensive” business entertainment may be accepted with appropriate notice to your supervisor and to a Code Compliance Officer. You may only accept tickets to attend events along with a representative of the offering broker/dealer or vendor – otherwise, such tickets constitute a gift, subject to the restrictions described above. The giving of complimentary tickets to sporting and other events by Access Persons must be in accordance with Section 6 of Dodge & Cox’s Anti-Corruption Policy.

Access Persons should be sensitive to the appearance of impropriety with respect to the giving or receiving of any gift or business entertainment. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of keeping a gift you receive or attending an event, please see a member of the Legal or Compliance Department named in the Annex.

3.4	Political and Charitable Contributions.

Because Dodge & Cox provides and seeks to provide investment management services to government entities, the Code prohibits Access Persons from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Additionally, all political and charitable contributions must be in accordance with Dodge & Cox’s Anti-Corruption Policy and Dodge & Cox’s Political Contributions/“Pay-to-Play” Policy.

3.5	Service on a Board of Directors and Other Outside Activities.

Access Persons are prohibited from serving on the board of directors or advisory board of any public company. You must receive approval prior to serving on a board of a private company, except for boards of charitable organizations or other non-profit organizations. You are required to immediately notify Compliance if you are asked to serve on the investment

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

committee of a charitable or non-profit organization. If you have direct responsibility for directing the investments of the funds of a charitable or non-profit organization (for example, if you have signing authority on a brokerage account), the investment account will be considered a Reportable Account and the pre-clearance and reporting requirements will apply to such account. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported.

Access Persons must notify a Code Compliance Officer if any member of their Immediate Family serves as a director or officer of any publicly held company. Additionally, if the Access Person or a member of his/her Immediate Family is a director of any for-profit, privately held company, a Code Compliance Officer must be notified immediately if the employee becomes aware that the company will go public or will be acquired within the next 12 months.

Outside business activity by Access Persons must be approved by Compliance, Legal, and the Access Person’s manager prior to commencement. Outside business activity is generally considered any employment, consultant, or contract position for which remuneration is received. No outside business activity by Access Persons should interfere with core job responsibilities at Dodge & Cox. Independent Fund Trustees and Temporary Workers are not subject to this restriction.

3.6	Other Potential Conflicts.

(a) Referrals/Brokerage—Access Persons are to act in the best interests of Dodge & Cox’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, prohibitions regarding use of brokerage commissions to finance mutual fund distribution, and directed brokerage). Access persons are required to promptly disclose employment of any Immediate Family members by any brokerage firm. The preceding sentence does not apply to Independent Fund Trustees or Temporary Workers.

(b) Vendors and Suppliers—Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding Dodge & Cox’s business with those companies.

(c) No Transactions with Clients—Access Persons are not permitted to knowingly sell to or purchase from a client any security, except securities issued by the client provided that such securities are purchased in compliance with the Code.

(d) An Access Person may not place orders for Securities Transactions for any account other than a Client Account (or a Personal Account). If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), he/she should (i) get written approval from a Code Compliance Officer before placing an order, and (ii) pre-clear and report the Securities Transaction under our standard reporting procedures. Dodge & Cox trading facilities may only be used to place orders on behalf of Client Accounts.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 4—POLICY STATEMENT ON INSIDER TRADING

The use of inside information to trade in securities, including shares of funds advised by Dodge & Cox, or to benefit in any way is strictly forbidden. Dodge & Cox prohibits Access Persons from trading while in possession of inside information for their own benefit or for the benefit of others, or from relaying inside information to others in breach of a duty. This policy applies to every Access Person and covers trading in Client Accounts and in Personal Accounts.

Insider trading is a form of securities fraud, violates securities laws, and is subject to both civil and criminal penalties. The Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) substantially increased the civil and criminal penalties for trading on material non-public information and broadened the scope of responsibility for preventing insider trading.

4.1	Insider Trading and Securities Fraud Enforcement Act.

ITSFEA requires that Dodge & Cox establish and enforce a written policy on insider trading. The law also creates the concept of “controlling person” liability, which means that unless Dodge & Cox establishes and enforces a policy to prohibit insider trading, Dodge & Cox and its controlling persons may be responsible and liable for any insider trading violations of its employees, officers, and/or directors.

Securities laws do not specifically define who is an insider or what constitutes insider trading; instead, these principles have developed through case law. Because conduct will be judged by regulators or courts with the benefit of hindsight, in practice the burden will be on the individual and Dodge & Cox to show that the law was not violated.

Insider trading generally refers to the use of inside information to trade in securities or the communication of this information to others. The law prohibits:

•	Trading in securities (both equity and fixed income) by an insider in possession of material non-public information;

•	Communicating material non-public information to others in breach of a duty to keep it confidential (i.e., tipping);

•	Trading by a non-insider who has received the inside information from an insider in violation of the insider’s fiduciary duty to keep the information confidential (i.e., trading on a tip);

•	Trading or tipping by a non-insider who uses or communicates the inside information in violation of a duty to keep it confidential (i.e., misappropriating the information).

4.2	Who May be an Insider.

The concept of the insider is very broad. An insider includes employees, officers, and directors of a company. Also included are persons associated with the company through a special relationship involving the conduct of the company’s affairs and who receive information

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

solely for the company’s purposes. These “temporary insiders,” including attorneys, consultants, accountants, and financial printers, take on a duty of trust and confidence to the company. Note that it is possible to receive inside information from a person who is not himself or herself an insider, but who is passing along information obtained from an insider. The prohibitions under this Code prohibit trading while aware of material information believed to be non-public, regardless of the source.

4.3	What is Inside Information?

Inside information is broadly defined as information that is material and non-public. Material information is information that a reasonable investor would consider important in making an investment decision or that is reasonably likely to have a substantial impact on the price of a company’s securities when made public. Information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that companies disclose information to: the national news and business news wire services (Dow Jones and Reuters); the national services (Associated Press); and The New York Times and The Wall Street Journal. See also Rule 10(e) (Regulation FD) of the Exchange Act, which defines “public disclosure” as filing or furnishing a Form 8-K, or disseminating information through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, information appearing in local newspapers, brokerage reports, and SEC documents is generally considered to be public.

4.4	What to do if You Receive Inside Information.

Before trading for yourself or others, including for Client Accounts, in the securities of a company about which you may have inside information, ask yourself the following questions:

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal, or other publications of general circulation?)

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed? Remember that materiality will be judged in hindsight and that it may be difficult to isolate the cause of a subsequent increase or decrease to the value of a security – if you have any doubt, you should assume non-public information is material unless the Legal Department determines otherwise.

If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public, you must immediately report the matter to the Legal Department (the General Counsel or her designee). Until Legal has made a determination, you should not purchase or sell the securities on behalf of yourself or others, including Client Accounts. Do not communicate the information inside or outside the Dodge & Cox Group, other than to the Legal Department. Once the Legal Department has reviewed the issue and consulted, as appropriate, with the Chairman or CEO/President and the Chief Compliance Officer (or her designee), the prohibitions against trading and communication noted above either will be continued or will be lifted.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

In the event the information in your possession is determined by the Legal Department to be material non-public information, you should not communicate that information to anyone, including persons within the Dodge & Cox Group, except to the extent permitted by the Legal Department. You should be careful to ensure that the material non-public information is secure. Files containing the information should be sealed and access to computer files containing material non-public information should be restricted to the extent practicable.

The Compliance Department maintains a Restricted List of securities for which the firm has obtained material non-public information and may be restricted from trading. The Restricted List is linked to the Code of Ethics System and is automatically screened prior to the pre-approval, placement, or execution of a securities trade.

If necessary to limit or contain the flow of material non-public information to those with a “need to know”, Dodge & Cox may institute an “Ethical Wall” (i.e., physical and organizational barriers to keep certain information segregated). These barriers may involve appointment of back-up portfolio managers and restricting access to information. Dodge & Cox will maintain documentation of actions taken pursuant to an “Ethical Wall”.

4.5	Funds Advised by Dodge & Cox.

Access Persons may come into possession of material non-public information relating to the Dodge & Cox Funds and other funds advised by Dodge & Cox (a “D&C Advised Fund”). Consistent with securities laws, this policy statement also prohibits an Access Person from benefitting from his or her possession of material non-public information about a D&C Advised Fund to the detriment of the Fund’s shareholders by purchasing or redeeming shares of a D&C Advised Fund based on such material non-public information. Information regarding a D&C Advised Fund is likely to be considered material if it relates to a significant mispricing of the Fund’s shares or the Fund’s inability to meet redemptions.

If an Access Person is unsure whether information in his or her possession regarding a D&C Advised Fund is material non-public information, the Access Person should consult with the Legal Department prior to purchasing or redeeming shares of the D&C Advised Fund on behalf of themselves or others, including Client Accounts.

PART 5—CONTINUING RESPONSIBILITIES AND COMPLIANCE EDUCATION PROGRAM

5.1	Ongoing Roles and Responsibilities

Compliance shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client Securities Transactions.

Compliance shall also ensure that Access Persons certify (within the Code of Ethics System or, in the case of Independent Trustees, in response to their annual questionnaire) receipt of a copy of the Code and Policy Statement on Insider Trading. Compliance shall preserve the records of waivers and other relevant records for the period required by applicable regulations.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

The Board of Trustees, including a majority of the Independent Fund Trustees, of Dodge & Cox Funds shall approve the Code annually and approve any material changes to the Code within six (6) months based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Chief Compliance Officer shall submit a written report to Dodge & Cox Funds Board of Trustees and the Board of Dodge & Cox on issues raised under the Code that:

a) Describes issues that arose during the previous quarter under the Code or related procedures applicable to the Dodge & Cox Group, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and

b) Certifies annually to Dodge & Cox Funds’ Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

The Chief Compliance Officer (or her designee) will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited Securities Transactions and other requirements of the Code.

Senior management will receive periodic reports of personal trading activity to monitor compliance with pre-clearance requirements.

The Chief Compliance Officer will report to senior management regarding the annual review of the Code, including material violations.

Compliance shall keep a copy of all required records in a readily accessible place as required by law and specified in Dodge & Cox’s Recordkeeping Policies and Procedures (Compliance Bulletin 61).

5.2	Compliance Education Requirements

As part of the Dodge & Cox Group’s ongoing compliance education program, it has implemented the following procedures:

a) Review for New Access Persons.

Compliance shall identify and inform all Access Persons who are required to report under the Code. Within ten (10) days of becoming an Access Person the Access Persons will meet with a member of the Compliance Department to review key compliance procedures, including the Code. The Access Person will be given a copy of the Code and will be required to read it and acknowledge compliance with the Code via the Code of Ethics System.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

b)	Revisions.

Any revisions of this Code and Policy Statement on Insider Trading will be distributed to all Access Persons.

c)	Annual Training.

Once a year, senior management of Dodge & Cox, the Chief Compliance Officer and General Counsel will review the Code and Policy Statement on Insider Trading with all Access Persons and will hold an in-service session on the Code and related compliance matters. Additionally, all Access Persons are required to re-certify on an annual basis that they have reviewed, understand, and are in compliance with the Code.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

ANNEX A - DEFINITIONS

Access Persons include: (i) all officers, directors, trustees and employees of Dodge & Cox or the Dodge & Cox Funds, (ii) all resident retired officers who have access to information about investments of a Fund or Client Account, and (iii) certain independent contractors of Dodge & Cox who have access to information about investments of a Fund or Client Account (designated as Temporary Workers by Compliance).

Beneficial Interest means the opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, profit or share in any profit derived from a Securities Transaction in the subject Reportable Securities. An Access Person is deemed to have a Beneficial Interest in Reportable Securities owned by members of his or her Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Dodge & Cox considers that persons share the same household for purposes of determining Beneficial Interest only if those persons reside together for six or more months of a recent twelve-month period. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Reportable Security should be brought to the attention of the Compliance Department. Such questions will be resolved by reference to the principles set forth in the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

Client Account means any Reportable Securities account or portfolio managed or directed by Dodge & Cox including the Dodge & Cox Funds.

Immediate Family of an Access Person means any of the following persons: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

Independent Fund Trustee means a Trustee of the Dodge & Cox Funds who is not an “interested person” of the Funds under the Investment Company Act of 1940.

Non-Dodge & Cox Open-End Funds means registered open-end investment companies (e.g., mutual funds) not advised by Dodge & Cox.

Personal Account means any Reportable Securities account or portfolio in which an Access Person has a Beneficial Interest. This includes any Reportable Securities account over which the Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse or others, as well as any account of the Access Person’s Immediate Family sharing the same household for six or more months out of a recent twelve-month period, whether or not the Access Person has any influence or control over such account. It also includes retirement, pension, deferred compensation, or similar Accounts.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Reportable Account means a Personal Account for which Securities Transactions are required to be reported under the Code, including non-discretionary accounts. Donor-advised funds are not considered reportable under the Code.

Reportable Security/Securities include (but are not necessarily limited to) the following:

•	Stock

•	Treasury Stock

•	Preferred Stock

•	Futures and forward contracts

•	Bonds (including general obligation bonds and other municipal securities)

•	Debentures

•	Evidence of indebtedness

•	Certificate of interest or participation in any profit-sharing agreement

•	Collateral-trust certificate

•	Pre-organization certificate or subscription

•	Transferable share

•	Investment contract

•	Voting-trust certificate

•	Certificate of deposit for a security

•	Fractional undivided interest in oil, gas or other mineral rights

•	Put, call, straddle, and other options

•	Privilege on any security including a certificate of deposit

•	Any group or index of securities including any interest therein or based on the value thereof

•	Any interest or instrument commonly known as a “security”

•	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing

•	Limited Partnership (excluding partnerships formed for the sole purpose of purchasing residential real estate)

Reportable Security/Securities does not include the following:

•	Direct obligations of the U.S. government

•	Money market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Shares of money market funds

•	Shares of non-Dodge & Cox open-end funds

•	Shares issued by unit investment trusts that are invested exclusively in one or more non-Dodge & Cox open-end mutual funds

•	Currency and U.S. treasury and any derivative contract thereof

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Securities Transaction(s) is defined as the purchase sale or gift of any Reportable Security, including those of private companies. A gift of a Reportable Security to a charitable organization or to an individual must be pre-cleared before the order is submitted to the broker and reported. Similarly, the receipt of Reportable Securities by gift or otherwise must be reported. A purchase, redemption or exchange of shares of Dodge & Cox Funds is also deemed to be a Securities Transaction.

Temporary Worker means an independent contractor working with Dodge & Cox who has been determined by Compliance to be an Access Person. All onsite Temporary Workers will generally be considered Access Persons.

U.S. Government Security means any security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

Widely Held Security/Securities means any Reportable Security that is held in the Dodge & Cox Funds, with the exception of securities that are not subject to pre-clearance and reporting (e.g. direct obligations of the U.S. government, money market funds, and non-Dodge & Cox open-end mutual funds).

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

ANNEX B

DODGE & COX CODE COMPLIANCE OFFICERS

Thomas M. Mistele

Katherine M. Primas

Roberta R.W. Kameda

Rosemarie C. Schembri

Megan A. O’Keeffe

In their absence:

Glen S. Guymon

Hsin Chau

DODGE & COX PRE-CLEARANCE OFFICERS

Dana M. Emery

Charles F. Pohl

C. Bryan Cameron

Thomas S. Dugan

David C. Hoeft

Diana S. Strandberg

Shirlee Neil

Thomas M. Mistele

Katherine M. Primas

Roberta R.W. Kameda

Glen S. Guymon

Hsin Chau

Erin E. Kennedy

Li Y. Kao

Rosemarie C. Schembri

Megan A. O’Keeffe

Ian M. Boehme

Janice Yip

ANTI-MONEY LAUNDERING COMPLIANCE OFFICER

U.S.-DOMICILED FUNDS

Thomas M. Mistele

UCITS FUNDS

Thomas M. Mistele

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX LEGAL DEPARTMENT

Thomas M. Mistele

Roberta R.W. Kameda

Glen S. Guymon

Hsin Chau

Erin E. Kennedy

DODGE & COX COMPLIANCE DEPARTMENT

Katherine M. Primas

Li Y. Kao

Rosemarie C. Schembri

Megan A. O’Keeffe

Ian M. Boehme

Janice Yip

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

ANNEX C

SUMMARY OF RULES FOR PERSONAL TRADING

You must pre-clear* and report:

•	Common stock, regardless of market cap

•	Voluntary Corporate Actions and Tender Offers

•	Municipal bonds

•	Preferred stocks

•	Agency bonds

•	Corporate bonds

•	Convertible bonds

•	Private Placements
•	Limited partnerships (see exclusion below)

•	Exercise of options from employee stock ownership plan

•	Partnerships (real estate or otherwise, see exclusion below)

•	Closed-end funds

•	Gifts of Reportable Securities (excluding ETFs)

•	Employee-initiated trades in reportable securities in an employer-sponsored retirement plan

*	With the exception of permitted limit orders, pre-clearance expires the same day pre-clearance is obtained (U.S. market close is the cut off). You must indicate on your trade request that you are requesting to place a limit order. Trades in securities listed on foreign exchanges may be executed within one business day after pre-clearance is obtained.

You do not need to pre-clear (see the Code of Ethics for reporting requirements):

•	Trade activity in the Dodge & Cox Funds

•	Dividend reinvestments

•	Automatic investment plans, systematic withdrawal plans (incl. investments made in employer retirement plans)

•	Securities received as a gift

•	Securities acquired through an Employee Stock Purchase Plan (ESPP)
•	Non-voluntary tender offers or corporate actions

•	Transactions in non-discretionary accounts

•	Distributions of stock from limited partnership

•	Pro-rata distributions

•	ETFs

•	Broad-based Index futures, forwards and options (and ETFs that track a broad-based index)

You do not need to report or pre-clear:

•	Employer-sponsored retirement plans, if your account does not hold Reportable Securities, and does not have an activated brokerage window

•	Non-Dodge & Cox open-end mutual funds

•	CDs/Money market funds
•	Currency forwards, currency futures or U.S. Treasury futures or forwards

•	Direct obligations of the U.S. government (i.e., U.S. Treasuries)

•	Limited partnerships or limited liability companies formed for the sole purpose of purchasing residential real estate

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

ANNEX C

SUMMARY OF RULES FOR PERSONAL TRADING

Limit Orders (formerly GTC Orders):

•	Not allowed for securities with a market cap above $3 billion

•	Allowed for small-cap common stocks and closed-end funds

•	You must identify in your request that the trade is a limit order

•	You are responsible for ensuring that the security does not exceed the market cap threshold after the order has been placed. If the market cap threshold is subsequently crossed and trades occur that were not pre-cleared same day, you will be in violation of the Code

Prohibited:

•	Short-selling

•	Hedge funds

•	Investment clubs

•	Futures (except as permitted by the Code)

•	Forwards (excluding as permitted by the Code)

•	Options (except as permitted by the Code)

•	Short-term trading (60 days) at a gain (for securities that require pre-clearance)

Accounts that must be reported:

•	You have a beneficial interest

•	Family members living within the same household (for 6 months or more of a recent 12-month period)

•	You are trustee or have investment discretion

•	529 Plans (where a D&C Fund is an option)

•	Employee retirement plans that hold Reportable Securities or have an active brokerage window

•	Any reportable accounts of your spouse or domestic partner within ten days of your wedding or other qualifying event

New Brokerage Accounts:

New brokerage accounts must be with one of the following brokers:

•	BFDS (D&C Funds)

•	Charles Schwab

•	E*Trade

•	Fidelity
•	Scottrade

•	TD Ameritrade

•	Vanguard

•	Wells Fargo Investments

Exceptions will be granted only under limited circumstances and require the pre-approval of a Code Compliance Officer and completion of a Broker Exception Form.